Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of CTS Corporation on Form S-8 (File No. 333-106614) of our report dated June 12, 2013, on our audit of the financial statement of CTS Corporation Retirement Savings Plan as of December 31, 2012, which report is included in this 2013 Annual Report on Form 11-K.

BKD, LLP

Fort Wayne, Indiana
June 17, 2014